Exhibit 99.1

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON COMPLETES THE EXCHANGE OFFER FOR ITS

14- 1/2% SENIOR DISCOUNT NOTES DUE 2015

CHICAGO, IL, December 7, 2010 – Ryerson Holding Corporation (the “Company”) announced today that it has completed its offer (the “Exchange Offer”) to exchange up to $483,000,000 in the aggregate principal amount at maturity of the Company’s 14- 1/2% Senior Discount Notes due 2015 (the “Initial Notes”) that were issued on January 29, 2010, for an equal principal amount at maturity of 14- 1/2% Senior Discount Notes due 2015 that have been registered under the Securities Act of 1933, as amended. The Exchange Offer expired at 5:00 p.m., New York City time, on December 6, 2010. A total of $483,000,000 aggregate principal amount at maturity of the Initial Notes were validly tendered and accepted for exchange by the Company. The Initial Notes that were validly tendered and accepted for exchange by the Company constitute 100% of the outstanding aggregate principal amount at maturity of the Initial Notes. As a result of completing the Exchange Offer, the Company has satisfied its obligations under the Company’s registration rights agreement covering the Initial Notes.

About the Company

Ryerson, a Platinum Equity company, is a leading distributor and processor of metals in North America. The Company services customers through a network of service centers across the United States, Canada, Mexico and China.

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